Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Wuxin Technology Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(o)	6,900,000(2)	$6.00	$41,400,000	.0000927	$3,837.78
	Other	Underwriter’s Warrants(3)	457(o)
	Equity	Ordinary Shares underlying Underwriter’s Warrants(3)(4)	457(o)	345,000	$7.50	$2,587,500	.0000927	$239.86
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$43,987,500		$4,077.64
	Total Fees Previously Paid							$3,837.78
	Total Fee Offsets							-
	Net Fee Due							$239.86

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Includes 900,000 Class A Ordinary Shares issuable upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	In accordance with Rule 457(g) under the Securities Act, because the registrant’s ordinary shares underlying the underwriter’s warrants (“Underwriter Warrants”) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)

We have agreed to issue, on the closing date of this offering, warrants to our underwriter, to purchase 5% of the aggregate number of ordinary shares sold by the Registrant. The underwriter’s warrants are exercisable for a period of 5 years after the closing date of this offering and have an exercise price that is equal to 125% of the price of the ordinary shares offered hereby.